Exhibit 10.3

THIS AGREEMENT made this 1 st of June, 2001

BETWEEN:

OPTIMUM INSTRUMENTS INC.
a Corporation incorporated pursuant to the laws of
Alberta, having its registered office in the City of
Edmonton, in the Province of Alberta (hereinafter referred to as "Licensor")

OF THE FIRST PART
-and

LOCATE TECHNOLOGIES INC.
a Corporation incorporated pursuant to the laws of
Alberta, having its registered office in the City of
Edmonton, in the Province of Alberta (hereinafter referred to as "Licencee")

OF THE SECOND PART

- and -

KEN SMELQUIST
an individual residing in the City of
Edmonton, in the Province of Alberta
(hereinafter referred to as "Smelquist")

WHEREAS:

A.       Licensor is the legal and beneficial owner of Firmware known as "Aspire Interface" (as defined in paragraph 1.1 below and hereinafter referred to as "the Firmware") and possesses Technical Information (as defined in paragraph 1.2 below) sufficient to manufacture the Firmware.

B.       The Licensor and Licencee wish to enter into this Agreement to set out the terms and conditions upon which the Licensor agrees to grant a licence to the Licencee for the use of Firmware.

NOW THEREFORE, in consideration of the mutual undertakings and agreements hereinafter set forth, the parties hereto agree:

ARTICLE I - Definitions

For the purpose of this Agreement:

1.1       The term "Firmware" is the technology and products more particularly described in Schedule "A" attached hereto;

1.2       The term "Technical Information" will mean technical information and know-how developed and acquired by the Licensor in the development of the Firmware;

ARTICLE 2 - Licensor's Representations and Warranties

Licensor hereby represents and warrants that:

2.1       Licensor has Technical Information sufficient to manufacture the Firmware;

2.2       Licensor is the sole legal and beneficial owner of the Firmware; and

2.3       Licensor has the full right and power to grant to Licensee an exclusive license to manufacture the Firmware as provided in this Agreement.

ARTICLE 3 - License

3.1       Subject to the terms and conditions in this Agreement, the Licensor hereby grants to Licensee, during the Term (as hereinafter defined), the exclusive worldwide right and license to manufacture, use, market and sell the Firmware together with any and all products and services derived therefrom.

3.2       The license hereby granted includes the right to sublicense others without those others having any right to grant further sublicense Any sublicense will be subject to all the terms and conditions of this Agreement. Licensee shall require any sublicensee to observe the terms and conditions of this Agreement in order to protect all the rights of Licensor hereunder, and Licensor's proprietary interest in the Firmware and the Technical Information. Any sublicense will terminate contemporaneously with any termination of this Agreement.

ARTICLE 4 - Licensor's Obligations and Licencee's Confidentiality Obligation

4.1       Following the execution of this Agreement, Licensor will furnish to Licensee, in confidence, one complete, up-to-date set of reproducible drawings of the Firmware, its construction, specifications, and all presently known necessary Technical Information and engineering and technical know-how with respect to the design, manufacture, and operation of the Firmware including:

a)

Licensor agrees that it will consent to, and accommodate the provision of consulting services to the Licensee by its employee Smelquist on a non exclusive basis in order to assist the Licensee in it development and manufacture its products; and

b)

Licensee will (and will cause all of the sublicenses to) keep all Technical Information relating to the Firmware, whether furnished to it by Licensor or developed, or in any way acquired by it in connection with the manufacture of the Firmware strictly confidential. Licensee will only communicate the Technical Information in accordance with the terms of this Agreement to others, during the life of this Agreement. Licensee, on termination of this Agreement, by lapse of time or otherwise, will continue to keep confidential all Technical Information and will return to Licensor all Technical Information and all copies thereof under its control and under the control of its sublicensees. Licensee, upon any termination, will discontinue the use of all Technical Information and will cause its sublicensees to discontinue that use, except for its right to dispose of inventory.

ARTICLE 5 - Cross Licensing of Improvements, Modifications and Inventions

Licensor will inform Licensee, promptly and in writing, with respect to all changes, improvements, modifications, and inventions which it discovers. All of these changes, improvements, modifications and inventions will constitute Technical Information and will be governed by all the terms of this Agreement, including termination provisions, without the payment of any additional royalty or other royalty or other sums by Licensee.

ARTICLE 6 - Royalty Payments

6.1       In consideration of this Licence, the Licensee shall cause to be allotted to the Licensor TWO MILLION (2,000,000) Common Shares of the Licensor which shall be issued and transferred to the Licensor at the following times and in the following amounts:

Amount	Time
1,000,000	Upon the Execution of this Agreement
250,000	Three (3) Months from the date of Execution
250,000	Six (6) Months from the date of Execution
250,000	Nine (9) Months from the date of Execution
250,000	Twelve (12) Months from the date of Execution

The Shares shall be free from any contractual trading restrictions. The Licencee does hereby represent and warrant that it is a company wholly owned by Smelquist, a close friend and business associate of Lorne Drever, a promoter of the Licencee.

ARTICLE 7 - Firmware Loading

The Licensee acknowledges and understands that this Licence does not include the specialized source electronic codes necessary to activate and continue the functions of the Firmware. The Licensor confirms and agrees that, provided that the Licensee is not in default of this Agreement that it will provide to the Licensee a "loading service" at the Licensors facility at Edmonton, Alberta at no additional cost to the Licensee.

ARTICLE 8 - Duration and Termination of Agreement

8.1       The term of this Agreement will commence on the date of execution of this Agreement and, except as otherwise provided in this Agreement, will continue until March 31 st, 2006 (the "Term").

8.2       Either party can terminate this Agreement by giving the other party at least Thirty (30) days written notice of termination, in the event that any breach or default is made by said other party in observance or performance of any one or more of the provisions made hereof, provided, however, that if the party charged with a breach, within that Thirty (30) day period, remedies the breach or default upon which that notice is based, then that notice will not become effective, but this Agreement will remain in full force and effect.

8.3       In the event that proceedings are commenced relating to the bankruptcy or winding up of Licensee's business, or Licensee makes a general assignment of the benefit of creditors, or it determined to be insolvent, or a receiver is appointed for its assets, then, and in any of those events, this Agreement will, ipso facto terminate.

ARTICLE 9 - Rights Accruing Prior to Expiration of Agreement

No rights or obligations accruing prior to the expiration of any termination of this Agreement will be affected by expiration and termination. Licensee will be required thereafter to pay royalties to Licensor as above provided on the sale of Aspire Products prior to expiration or termination.

ARTICLE 10 - Contingencies Beyond Control of Parties

This Agreement and the performance of both parties hereunder are subject to all contingencies beyond their respective control including, but not limited to, force majeure, strikes, labour disputes, flood, civil commotion, war, riot, acts of God, rules, laws, orders, acts, regulations, or restrictions of any government or any agency or subdivision thereof, casualties, fire accidents, or other casualty or contingency beyond the control of either party, or otherwise unavoidable.

ARTICLE 11 -Waivers and Their Effect

The, waiver by either part of the breach of any term or condition of this Agreement by the other will not constitute a waiver of any subsequent breach thereof or nullify the effectiveness of that term or condition.

ARTICLE 12 - Notices

12.1       Any notice required or permitted to be given under this Agreement will be in writing and will be given by registered or certified air mail, directed by one party to the other at its address set forth below or other address as that party may hereafter designate in writing:

a)	If to the Licencor:
Optimum Instruments Inc.
201, 3124 Parsons Road
EDMONTON, AB T6N 1 L6
Attention : Ken Smequist
Phone: 780.450.0591

b)	If to the Licencee:
Locate Technologies
3124 Parsons Road
EDMONTON, AB T6N I L6
Attention: Lorne Drever
Phone: 780.408.2569 x.301

with a copy to:
Bryan & Company
Barristers & Solicitors
2600,10180 -101 Street
Edmonton, Alberta T5J 3Y2

Attention: Kimberley D. Silverberg
Phone: (780) 421-4711
	Fax:	(780) 428-6324

c)	If to Smelquist:
Ken Smelquist Private &
Confidential
C/O Optimum Instruments Inc.
As above.

ARTICLE 13 - Governing Law

This Agreement is entered into and will be constituted and enforced in accordance with the laws of the Province of Alberta.

ARTICLE 14 -Assignment

This Agreement and all rights accruing hereunder cannot be assigned by either party or by operation of law without the written consent of the other except that the Licensor shall be entitled to assign this Agreement to a corporation controlled by the Licensor without the consent of the Licensee. This Agreement will enure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE 15 - Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, whether oral or written. It can be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. It cannot be changed, amended or modified in any respect unless in writing signed by both parties hereto.

ARTICLE 16 - Paragraph Headings

Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. They in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision thereof.

IN WITNESS WHEREOF the parties have duly and properly executed this Agreement as of the day and year first above written.

OPTIMUM INSTRUMENTS INC.
Per: /s/ Ken Smelquist

LOCATE TECHNOLOGIES INC.
Per: /s/ Lorne Drever

/s/ Ken Smelquist
KEN SMELQUIST

SCHEDULE "A"

1.       Firmware shall be described as but not limited to:

a.	software that provides functionality to the Aspire series of products without consideration of meter manufacturer, Itron, or any other third party, and;

b.	product design that allows for a fully functional Aspire product that satisfies the needs of LTI's client(s).